UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2008

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 2, 2008, Southwestern Energy Company (the “Company”) and its subsidiaries, SEECO, Inc. (“SEECO”), Southwestern Energy Production Company (“SEPCO”) and Southwestern Energy Services Company (“SES” and together with SEECO and SEPCO, the “Guarantors”) and The Bank of New York Trust Company, N.A., as trustee, have entered into a second supplemental indenture, dated as of May 2, 2008 (the “Second Supplemental Indenture”) to the Indenture dated as of December 1, 1995 (as previously supplemented by the First Supplemental Indenture, dated June 30, 2006), relating to the Company’s 7.625% Medium-Term Notes due 2027, 7.125% Fixed Rate Notes due October 10, 2017 and 7.35% Fixed Rate Notes due October 2, 2017 (collectively, the “Fixed Rate Notes”).  On the same date, the Company, the Guarantors and UMB Bank, N.A. (as successor to The Bank of New York), as trustee, entered into a third supplemental indenture, dated as of May 2, 2008 (the “Third Supplemental Indenture”) to the Indenture, dated as of June 1, 1998 (as previously supplemented by the First Supplemental Indenture, dated May 2, 2006 and the Second Supplemental Indenture, dated June 30, 2006), relating to the Company’s 7.15% Notes due 2018 (the “NOARK Notes”).  Pursuant to the Second Supplemental Indenture and the Third Supplemental Indenture, the Guarantors have provided guarantees of the Fixed Rate Notes and the NOARK Notes, respectively.   The Guarantees will rank equally in right of payment with all of the existing and future senior debt of the Guarantors; rank senior to all of the existing and future subordinated debt of the Guarantors; be effectively subordinated to any future secured obligations of the Guarantors to the extent of the value of the assets securing such obligations; and be structurally subordinated to all debt and other obligations of the subsidiaries of the Guarantors.  The Guarantees will be automatically released under a number of different circumstances, including, but not limited to, upon a Guarantor ceasing to be a subsidiary of the Company or the exercise by the Company of its legal or covenant defeasance option with respect to the Fixed Rate Notes or the NOARK Notes, as the case may be, or if the Company satisfies its obligations under the applicable indenture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: May 8, 2008	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer